Exhibit 10.29

[Company Letterhead]

October 15, 2007

Gail Schulze

[Home address omitted]

Dear Gail:

Cerus is very pleased to offer you a seat on our Board of Directors. Subject to your acceptance of this offer, your nomination as a Board member will be presented to the Board for approval at the next regular Cerus Board Meeting, scheduled for October 25, 2007 at 8:30am. at our Concord headquarters.

As a new member of the Cerus Board of Directors, you will receive an option for 25,000 shares on the first business day of the next month following the opening of our insider trading window. The option will vest on a monthly basis over a period of four years, with vesting commencing on October 25, 2007 (your first day as a director). In addition, there will be an automatic grant of an additional option of 2,794 shares on January 1, 2008, representing a pro rata portion (68 days) of the outside directors’ annual 15,000 share refresh of options. Since your 25,000 share grant is intended in part to cover the first 12 months of your service, you will receive this option for 2,794 shares in lieu of the regular 15,000 share option that the other outside directors will receive for 2008. This option will vest monthly over 2008, with full vesting on December 31 of that year.

Additionally, you will receive an annual cash retainer of $20,000 (pro-rated for 2007) paid on a quarterly basis and Board Meeting fees of $2,000 ($1,000 for telephonic meetings). Cerus will also reimburse your travel related expenses (per the Cerus travel policy) incurred as a result of your Board Meeting attendance.

Please kindly confirm your acceptance of our board position and your understanding of our option compensation by signing and returning a copy of this letter to me. A fax copy will be fine. Please feel free to call if you have any questions.

Very truly yours,

/s/ Claes Glassell

Claes Glassell

President and C.E.O.

cc:	Lori Roll

CONFIRMED AS SET FORTH ABOVE

/s/ Gail Schulze
Gail Schulze